UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2015

Danaher Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08089	59-1995548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Pennsylvania Ave., N.W., Suite 800W Washington, D.C.	20037-1701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-828-0850

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On July 1, 2015, DH Europe Finance S.A. (“Danaher International”) and Danaher Corporation (“Danaher”) entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank AG, London Branch, Merrill Lynch International, BNP Paribas, HSBC Securities (USA) Inc., Morgan Stanley & Co. International plc and the other underwriters party thereto for the issue and sale by Danaher International of €500 million aggregate principal amount of Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”), €600 million aggregate principal amount of 1.000% Senior Notes due 2019 (the “2019 Notes”), €800 million aggregate principal amount of 1.700% Senior Notes due 2022 (the “2022 Notes”) and €800 million aggregate principal amount of 2.500% Senior Notes due 2025 (the “2025 Notes,” and together with the Floating Rate Notes, the 2019 Notes and the 2022 Notes, the “Notes”), in an underwritten offering. The Notes will be fully and unconditionally guaranteed by Danaher. The Underwriting Agreement contains customary representations, warranties and agreements of Danaher and Danaher International, customary conditions to closing, termination provisions and indemnification and other obligations of the parties.

Danaher International expects to receive net proceeds, after underwriting discounts and commissions and estimated offering expenses, of approximately €2.68 billion. Danaher anticipates using the net proceeds from the offering to pay a portion of the purchase price of the previously announced acquisition of Pall Corporation (“Pall”) and for general corporate purposes. The offering of the Notes is expected to close on July 8, 2015, subject to customary closing conditions.

On May 13, 2015, Danaher announced that it had entered into a definitive merger agreement with Pall pursuant to which it agreed to acquire all of the outstanding shares of Pall for $127.20 per share in cash, for a total enterprise value of approximately $13.8 billion, including assumed debt and net of acquired cash. The Current Report on Form 8-K filed by Danaher on June 30, 2015 correctly stated the total enterprise value but incorrectly stated the amount per share in cash that Danaher agreed to pay to acquire the outstanding shares of Pall.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement. The Underwriting Agreement is filed as Exhibit 1.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of July 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

Date: July 2, 2015	By:	/s/ Daniel L. Comas

		Name:	Daniel L. Comas
		Title:	Executive Vice President and Chief Financial Officer